Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2018 Results
Literacy segment increases to $12 million in revenue, record high 29% of total revenue; Company completes Consumer SaaS migration

ARLINGTON, VA — May 9, 2018 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter ended March 31, 2018. Revenue totaled $42.8 million, down 10% from $47.7 million in the year-ago period. The first quarter net loss totaled $6.4 million, or $(0.29) per diluted share. In the year-ago period, the Company had net income of $0.5 million, or $0.02 per diluted share, which included a pre-tax restructuring charge of $0.8 million.
First Quarter 2018 Overview

•	Revenue at Lexia, the Company’s Literacy segment, grew 22% year-over-year to a record high $12.4 million.

•
The Consumer language segment completed its transition to a subscription model with 6% of new unit sales in the quarter coming from CDs and digital downloads. As expected, revenue in the Consumer Language segment fell in the quarter as a result of the transition to a full subscription model in which revenue is recognized ratably over the subscription period. In the first quarter of 2017, 58% of Consumer Language new unit sales were from CDs and download products for which revenues were primarily recognized at the time of sale.

•
Total operating expenses slightly increased 1% year-over-year, to $39.0 million in the first quarter 2018. In the year-ago period, total operating expenses of $38.6 million included a pre-tax restructuring charge of $0.8 million.

•	The Company had zero debt outstanding and ended the quarter with cash and cash equivalents of $39.2 million at March 31, 2018.
“Results this quarter were favorable to guidance, representing a solid beginning to the year,” said John Hass, Chairman, President and Chief Executive Officer. “The quarter was a critical milestone for Rosetta Stone, as we ended the sale of CD-language products and moved to a full subscription model in our Consumer Language segment. This completes the transition of all of our businesses to subscription sales and positions us for more sustainable and consistent growth in the future."
First Quarter 2018 Review
Revenue: Total revenue decreased $4.9 million year-over-year to $42.8 million in the first quarter 2018, reflecting declines in the Company's Language segments driven largely by the transition in the Consumer Language segment from 58% perpetual product sales in the first quarter 2017, to nearly 100% subscription-based sales in the first quarter 2018.
Revenue at Lexia grew 22% year-over-year to a record high $12.4 million, despite an expected 15% year-over-year decrease in first quarter sales. The anticipated decline in sales is expected to be more than offset by a continuing shift in business activity to Lexia's seasonally strongest "back to school" selling season, which begins late in the second quarter and peaks in the third quarter.
Enterprise & Education ("E&E") Language segment revenue decreased $1.1 million or 6% year-over-year to $15.4 million in the first quarter 2018. Approximately half of the decline reflected the Company's strategic decision to exit certain geographies and customer lines on a direct sales basis and reduce overall selling expense, which was part of the E&E Language restructuring announced in March 2016. E&E Language revenue from continuing geographies declined $0.5 million or 3% year-over-year. E&E Language sales decreased 11%, as flat year-over-year U.S. Corporate sales were offset by lower Education and other Enterprise vertical sales in the first quarter, the smallest sales quarter of the year.

Consumer Language segment revenue decreased $6.0 million or 29% year-over-year to $15.0 million in the first quarter. The decline was due to a $4.5 million reduction in product revenue, reflecting both the shift to SaaS-based revenue in the DTC channel and lower unit sales in the retail channel as we finalized the conversion of our various retail partners to sell the Company's subscription-based offerings during the first quarter 2018. Subscription and service revenue decreased $1.6 million or 10%, despite a record high 395,000 subscribers, up 12% year-over-year. This subscriber growth was driven in part by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio, including for the first time in the quarter, in the Apple App store and the Google Play store. Subscriptions with a duration of one year or less totaled 52% of the subscription unit mix sold in the first quarter 2018, up from 25% in the same quarter last year.
US$ thousands, except for percentages

	Three Months Ended March 31,
	2018	Mix %	2017	Mix %	% change
Revenue from:
Literacy	$12,384	29%	$10,170	21%	22%
E&E Language	15,436	36%	16,500	35%	(6)%
Consumer Language	14,988	35%	21,023	44%	(29)%
Total	$42,808	100%	$47,693	100%	(10)%
Net Loss: In the first quarter of 2018 the Company reported a net loss of $6.4 million or $(0.29) per diluted share, which included a pre-tax, non-cash charge of $1.3 million for inventory obsolescence, which is included in cost of product revenue and reflects the finalization of plans around the switch from packaged perpetual products to subscription-based offerings in the Consumer Language retail channel. In the comparable period a year ago, the Company had net income of $0.5 million or $0.02 per diluted share, which included a pre-tax charge of $0.8 million for restructuring.
Total operating expenses increased $0.4 million or 1% year-over-year to $39.0 million in the first quarter 2018. In the year-ago period, total operating expenses of $38.6 million in the year-ago period included restructuring expenses of $0.8 million.
Balance Sheet: As of March 31, 2018, the Company had zero debt and a cash and cash equivalents balance of $39.2 million, which included an incremental $4.5 million receipt from SOURCENEXT during the first quarter of 2018.
Deferred revenue totaled $140.3 million at March 31, 2018, compared to $151.3 million at December 31, 2017 as the first quarter is the lowest sales quarter for the Company. The March 31, 2018 balance includes $16.8 million from the SOURCENEXT transaction, of which $15.9 million is long-term. Short-term deferred revenue of $96.3 million at March 31, 2018, or approximately 69% of the total balance, will be recognized as revenue over the next 12 months. Before SOURCENEXT deferred revenue, approximately 77% of the total was current at March 31, 2018.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $(4.4) million in the first quarter 2018, compared to $3.4 million in the first quarter 2017. The year-over-year change in free cash flow primarily reflects the Company's net loss, compared to net income in the same quarter last year, as well as approximately $4.5 million less SOURCENEXT cash received in the first quarter of 2018 versus the same period in 2017, along with an increase of $1.6 million in capital expenditures. The Company's capital expenditures primarily relate to capitalized labor on product and IT projects.
Adjusted EBITDA, a non-GAAP financial measure, was $(1.3) million in the first quarter, compared to $5.2 million in the year-ago period. The year-over-year change in Adjusted EBITDA primarily reflects the Company's net loss this quarter, compared to net income in the same quarter last year. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year. With the continued growth at Lexia and the increasing mix of sales from the education marketplace, which is seasonally strongest in the third quarter, it is expected that the majority of the Company's second half positive cash flow will be generated in the third quarter.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2018 outlook. Investors may dial into the live conference call using 1-631-891-4304 (toll / international) or 1-855-327-6837 (toll-free). A live webcast will also be available on the Investor Relations page of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on May 16. Investors may dial into the replay using 1-412-317-6671 and passcode 10004777.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2017, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•
Sales represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, sales is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.
Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.
For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Peters
mpeters@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$39,158	$42,964
Restricted cash	57	72
Accounts receivable (net of allowance for doubtful accounts of $270 and $375, at March 31, 2018 and December 31, 2017, respectively)	13,703	24,517
Inventory	2,078	3,536
Deferred sales commissions	9,266	14,466
Prepaid expenses and other current assets	5,179	4,543
Total current assets	69,441	90,098
Deferred sales commissions	6,856	3,306
Property and equipment, net	32,243	30,649
Goodwill	50,225	49,857
Intangible assets, net	18,233	19,184
Other assets	1,827	1,661
Total assets	$178,825	$194,755
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$8,949	$8,984
Accrued compensation	12,568	10,948
Income tax payable	299	384
Obligations under capital lease	472	450
Other current liabilities	14,062	16,454
Deferred revenue	96,274	110,670
Total current liabilities	132,624	147,890
Deferred revenue	43,996	40,593
Deferred income taxes	2,002	1,968
Obligations under capital lease	1,801	1,850
Other long-term liabilities	31	31
Total liabilities	180,454	192,332
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 24,064 and 23,783 shares issued and 23,064 and 22,783 shares outstanding at March 31, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	196,694	195,644
Accumulated loss	(184,521)	(178,890)
Accumulated other comprehensive loss	(2,369)	(2,898)
Treasury stock, at cost, 1,000 and 1,000 shares at March 31, 2018 and December 31, 2017, respectively	(11,435)	(11,435)
Total stockholders' (deficit) equity	(1,629)	2,423
Total liabilities and stockholders' (deficit) equity	$178,825	$194,755

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Subscription and service	$41,498	$41,450
Product	1,310	6,243
Total revenue	42,808	47,693
Cost of revenue:
Cost of subscription and service revenue	7,374	6,534
Cost of product revenue	2,060	1,607
Total cost of revenue	9,434	8,141
Gross profit	33,374	39,552
Operating expenses:
Sales and marketing	24,191	24,168
Research and development	6,306	6,414
General and administrative	8,532	8,025
Total operating expenses	39,029	38,607
(Loss) income from operations	(5,655)	945
Other income and (expense):
Interest income	25	13
Interest expense	(83)	(115)
Other income and (expense)	(228)	311
Total other income and (expense)	(286)	209
(Loss) income before income taxes	(5,941)	1,154
Income tax expense	461	700
Net (loss) income	$(6,402)	$454
(Loss) earnings per share:
Basic	$(0.29)	$0.02
Diluted	$(0.29)	$0.02
Common shares and equivalents outstanding:
Basic weighted average shares	22,425	22,125
Diluted weighted average shares	22,425	22,590

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,402)	$454
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Stock-based compensation expense	583	147
Loss (gain) on foreign currency transactions	245	(277)
Bad debt recovery	(75)	(364)
Depreciation and amortization	3,610	3,075
Deferred income tax expense	36	300
Gain on disposal of equipment	—	(1)
Amortization of deferred financing fees	34	71
Loss from equity method investments	—	(5)
Net change in:
Accounts receivable	11,038	11,188
Inventory	1,467	361
Deferred sales commissions	1,655	1,588
Prepaid expenses and other current assets	(639)	(807)
Income tax receivable or payable	(91)	(537)
Other assets	(166)	2
Accounts payable	(58)	(1,680)
Accrued compensation	1,597	1,731
Other current liabilities	(2,413)	(2,989)
Other long-term liabilities	—	8,762
Deferred revenue	(10,839)	(15,263)
Net cash (used in) provided by operating activities	(418)	5,756
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,948)	(2,313)
Proceeds from sale of fixed assets	—	2
Net cash used in investing activities	(3,948)	(2,311)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	467	74
Payments under capital lease obligations	(115)	(242)
Net cash provided by (used in) financing activities	352	(168)
(Decrease) increase in cash and cash equivalents	(4,014)	3,277
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	193	233
Net (decrease) increase in cash and cash equivalents	(3,821)	3,510
Cash, cash equivalents, and restricted cash - beginning of period	43,036	36,597
Cash, cash equivalents, and restricted cash - end of period	$39,215	$40,107

ROSETTA STONE INC.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
GAAP net (loss) income	$(6,402)	$454
Total other non-operating (income) expense, net	286	(209)
Income tax expense	461	700
Depreciation and amortization	3,610	3,075
Stock-based compensation	583	147
Restructuring expenses	31	780
Strategy consulting expense	—	169
Other EBITDA adjustments	141	39
Adjusted EBITDA*	$(1,290)	$5,155

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash (Used in) Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net cash (used in) provided by operating activities	$(418)	$5,756
Purchases of property and equipment	(3,948)	(2,313)
Free cash flow*	$(4,366)	$3,443

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2017	Jun 30 2017	Sep 30 2017	Dec 31 2017	Dec 31 2017	Mar 31 2018
Revenue by Segment (in thousands, except percentages)

Literacy	10,170	10,370	11,028	12,040	43,608	12,384
E&E Language	16,500	17,260	16,529	14,978	65,267	15,436
Consumer Language	21,023	18,275	18,649	17,771	75,718	14,988
Total	47,693	45,905	46,206	44,789	184,593	42,808

YoY Growth (%)
Literacy	34%	30%	26%	23%	28%	22%
E&E Language	(10)%	(1)%	(10)%	(16)%	(9)%	(6)%
Consumer Language	(5)%	(10)%	(14)%	(26)%	(14)%	(29)%
Total	(1)%	—%	(5)%	(13)%	(5)%	(10)%

% of Total Revenue
Literacy	21%	22%	24%	27%	24%	29%
E&E Language	35%	38%	36%	33%	35%	36%
Consumer Language	44%	40%	40%	40%	41%	35%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	41,241	39,384	39,661	38,539	158,825	36,965
International	6,452	6,521	6,545	6,250	25,768	5,843
Total	47,693	45,905	46,206	44,789	184,593	42,808

Revenues by Geography (as a %)
United States	86%	86%	86%	86%	86%	86%
International	14%	14%	14%	14%	14%	14%
Total	100%	100%	100%	100%	100%	100%